Exhibit 10.7

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), is dated October 4, 2016 (the “Commencement Date”), by and between Energy Future Holdings Corp. (“EFH”), a Texas corporation (the “Company”), and Paul Keglevic, an individual (“Consultant”).

WHEREAS, the Company desires to retain and engage Consultant, and Consultant desires to offer his knowledge and expertise, as the President, Chief Executive Officer, Chief Restructuring Officer and the Chief Accounting Officer (“CEO”) of the Company; and

WHEREAS, the Parties acknowledge that the relationship between the Company and Consultant is an independent contractor relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1. Appointment; Consulting Arrangement. The Company hereby confirms Consultant’s appointment as CEO effective as of the Commencement Date, and Consultant will have such duties, authority and responsibilities as shall be determined from time to time by the board of directors of the Company (the “Board”), which duties, authority and responsibilities shall be customary for the CEO position in a business of similar size, type, circumstances and nature to that of the Company. Consultant shall (i) be the senior most executive officer of the Company and certain of its subsidiaries, (ii) report directly and exclusively to the Board with respect to his duties and responsibilities to the Company, (iii) serve as a member of the board of directors/managers of certain of the Company’s subsidiaries, including without limitation the board of managers of Energy Future Intermediate Holding Company LLC (“EFIH”) and the board of directors of EFIH Finance Inc., and (iv) perform such other duties and responsibilities as shall be agreed upon between Consultant and the Company and/or the Board (collectively, the “Services”).

2. Term, Termination and Other Service.

(a) The term of Consultant’s tenure as CEO (the “Consulting Term”) commenced as of Commencement Date and shall terminate on the EFH Effective Date, as defined in the Fourth Amended Joint Plan of Reorganization of Energy Future Holdings Corp. et al, filed with the United States Bankruptcy Court for the District of Delaware on September 21, 2016, and as may be amended from time to time (the “Expiration Date”). The Company or Consultant may terminate the Consulting Term prior to the Expiration Date by giving sixty (60) days prior written notice to the other party.

(b) The Consultant agrees, to the extent necessary to reasonably discharge the Services, to use Consultant’s commercially reasonable efforts and such time as is reasonably required to perform such duties and responsibilities.

(c) Upon termination of the Consulting Term, Consultant shall be deemed to have resigned from all positions with the Company and its subsidiaries, including without limitation, all director, manager, and officer positions.

(d) Consultant may (i)(A) continue to serve on the boards of directors of the entities on which he serves on the Commencement Date, and (B) serve on the boards of directors of any investment fund or other pooled investment vehicle that is a subsidiary or an affiliate of such entities, including, without limitation, any such subsidiary or affiliate that may be formed after the date hereof, (ii) serve as a member of the board of directors of a reasonable number of other for-profit companies that do not compete with the Company, (iii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iv) manage Consultant’s personal and family investments.

3. Compensation.

(a) Base Compensation. Consultant shall be paid in cash an annual advisory fee by the Company equal to $3,600,000 per year (the “Base Fee”) in monthly installments of $300,000, payable on the first day of every calendar month during the Consulting Term for the preceding calendar month.

(b) Termination. Upon termination or expiration of the Consulting Term, (i) Consultant shall be paid any Base Fee earned but not paid to Consultant prior to the termination under Section 3(a), including a pro-rated portion of the Base Fee for the month in which the termination occurs (calculated as set forth below), which shall be paid as soon as practicable after the end of the Consulting Term; and (ii) Consultant shall be entitled, subject to the requirements of Section 4(a), to receive reimbursement for any reasonable expenses incurred in connection with the performance of Services prior to the end of the Consulting Term. The calculation of any Base Fee to be paid to Consultant under this Section 3(b) following termination of the Consulting Term shall be determined by multiplying $300,000 by a fraction, the numerator of which is the number of days commencing on the first day of the month in which such termination occurred and ending on the date of termination and the denominator of which is the number of days in the month.

4. Expenses and Administrative Support.

(a) Business Expenses. In addition to the compensation payable to Consultant pursuant to Section 3 hereof, Consultant is authorized to incur reasonable and customary business expenses incurred on the Company’s behalf in connection with the performance of Services hereunder, including, without limitation, expenditures for business travel, lodgings, meals and entertainment expenses (“Business Expenses”). The Company shall, subject to the requirements of this Section 4(a), reimburse Consultant for all Business Expenses upon presentation by Consultant, from time to time, of appropriately itemized accounts of such expenditures. Consultant shall provide such itemized accounts within sixty (60) days after the expense is incurred and the Company shall reimburse Consultant within fifteen (15) days after receipt of such account. Expenses shall be reimbursed as soon as practicable following the Company’s receipt of such accounts, but in no event later than the March 15th following the end of the calendar year in which the expenses were incurred; provided, however, the Company’s obligation to reimburse reasonable expenses will terminate in the event Consultant does not request reimbursement in a timely manner to allow the expense to be paid prior to such date.

(b) Administrative Support. Consultant shall be provided with an office, parking space and administrative assistant, each in Dallas, Texas, as well as any professional resources needed to discharge his responsibilities, in each case at the sole expense of the Company.

5. Status; Taxes.

(a) Status of Consultant. It is the intention of the parties hereto that, in performing the Services, Consultant shall act as and be deemed in all respects to be an independent contractor, and not for any purpose as an employee or agent of the Company except on authority specifically so delegated to Consultant to act as agent, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to provide the Services. Although the Company may specify the tasks to be performed by Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such tasks are accomplished.

(b) Taxes. The Company shall withhold any income or employment taxes required by law to be withheld from payments made hereunder, provided however, that Consultant shall have full responsibility for satisfying any other tax required by law to be paid with respect to the fees paid hereunder.

(c) Consultant shall receive no employee benefits from the Company.

6. Confidentiality, Non-Disclosure Agreement. The Company and the Consultant acknowledge and agree that during the Consultant’s performance of Services, the Consultant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Affiliates. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

The Consultant agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Consultant that would result in serious adverse consequences for the Company and the Affiliates:

(a) Non-Disclosure. Consultant shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or its Affiliates, except (i) while providing Services to the Company, in the business of and for the benefit of the Company, or (ii) as required by law, provided, however, that if Consultant receives a subpoena to produce any Confidential Information, Consultant will notify the Company promptly so that the Company can seek a protective order, if desired. For purposes of this Section 6, “Confidential Information” shall mean information: (A) disclosed to or known by the Consultant as a consequence of or through his engagement with the Company or any Affiliate; (B) not publicly available or not generally known outside the Company or any Affiliate; and (C) that relates to the business and/or development of the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)), other than by the Consultant’s breach of the terms hereof shall not constitute Confidential Information. By way of clarification (but not limitation), information that the Consultant conceived or developed during his engagement with the Company or an Affiliate or learned from other employees or contractors of the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such. The Consultant acknowledges that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Consultant will take all commercially reasonable steps necessary and reasonably requested by the management of the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company.

(b)	Non-Disparagement.

(i)	Consultant agrees not to defame, or make any false or disparaging statements about the Company and/or its Affiliates, or any of their respective products, services, finances, financial condition, capabilities or other aspect of or any of their respective businesses, in any medium to any person or entity; or otherwise, to take any action that primarily is designed to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company and/or its Affiliates (any such statement or act a “Prohibited Statement” or “Prohibited Action”). Consultant shall be permitted to make such statements or take such actions as are reasonably necessary in connection with Consultant’s duties and responsibilities under this Agreement, without such statements or actions being considered a Prohibited Statement or Prohibited Action under this Agreement.

(ii)	The Company hereby agrees that Company and its officers shall not defame, or make any false or disparaging statements in any medium to any person or entity about Consultant.

(iii)	Notwithstanding any provision of this Section 6(b) to the contrary, (A) both Consultant and the Company (including the Board and its executive officers) may (1) confer in confidence with their legal representatives and make truthful statements as required by law and (2) make private statements to any officer, director or employee of the Company or any of its affiliates; and (B) nothing herein shall prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (2) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement among or between any party hereto or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(iv)	By signing this Agreement, the parties agree and acknowledge that they each are making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights either may have to make disparaging comments regarding the other party (and, as applicable affiliates thereof), including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(c) Survival of Covenants. The non-disclosure and non-disparagement obligations contained in this Section 6 shall continue in full force and effect after the conclusion of Consultant’s engagement with the Company and shall survive the expiration or termination of the Consulting Term, in each case in accordance with their respective terms, regardless of the reason for such termination or restriction. Consultant’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Consultant, in its entirety, without combining portions of such Confidential Information with other Confidential Information obtained separately.

7. Indemnification. During the Consulting Term and thereafter, the Company agrees to indemnify and hold the Consultant and the Consultant’s estate, heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Consultant that arises out of or relates to the Consultant’s Services, including as an officer, director or manager, as the case may be, of the Company, or the Consultant’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Commencement Date, and to promptly advance to the Consultant or the Consultant’s estate, heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Consultant or on the Consultant’s behalf to repay such amount if it shall ultimately be determined that the Consultant is not entitled to be indemnified by the Company. During the Consulting Term and thereafter, the Company also shall provide the Consulting Term with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers and directors. If the Consultant has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Consultant may request indemnity under this provision, the Consultant will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Consultant’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Consultant will use reasonable efforts to cooperate with such defense. To the extent that the Consultant in good faith determines that there is an actual or potential conflict of interest between the Company and the Consultant in connection with the defense of a proceeding, the Consultant shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Consultant who is reasonably acceptable to the Company, which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Consultant’s separate defense. This Section 7 shall continue in effect after the termination of the Consulting Term.

8. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

9. Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and the Consultant.

10. Assignment; Binding Effect. Neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void.

11. Notice. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier service, or transmitted by facsimile transmission addressed as follows:

If to the Company:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

Attention: General Counsel

If to Consultant:

Paul Keglevic

At his home address on record

or to such other addresses as a party shall designate in the manner provided in this Section 11. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service or (c) upon the electronic confirmation of facsimile.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to conflicts of laws principles. The Parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas. If Consultant substantially prevails on his substantive legal claims, the Company shall reimburse all legal fees and costs incurred by the Consultant to resolve the dispute.

13. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

15. Section 409A. To the extent applicable, this Agreement is intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered, construed and interpreted in accordance with such intent. Payments under this Agreement shall be made in a manner that will comply with, or be exempt from, section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Company. The applicable provisions of section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the employment of the Consultant on and after the Commencement Date, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements related to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede any agreement between Consultant and TCEH Corp. or any of its affiliates or predecessors. The Consultant acknowledges that, in connection with his entry into this Agreement, he was advised by an attorney of his choice on the terms and conditions of this Agreement, including, without limitation, on the application of section 409A of the Code to the payments and benefits payable or to be paid to the Consultant hereunder.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

/s/ Paul Keglevic

Paul Keglevic

ENERGY FUTURE HOLDINGS CORP.

/s/ Donald L. Evans

By: Donald L. Evans

Its: Chairman of the Board

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